                                                                      EXHIBIT 12

             CASE CREDIT CORPORATION AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in millions)

                                                                                            Post-acquisition   Pre-acquisition
                                                                                                basis of          basis of
                                                                                               accounting        accounting
                                                                                            ----------------- -----------------
                                                                                            Nine Months Ended Nine Months Ended
                                                                                              September 30,     September 30,
                                                                                                  2000              1999
                                                                                            ----------------- -----------------
Net income.................................................................................       $ 14              $ 63
Add:
  Interest expense.........................................................................        172               141
  Amortization of capitalized debt expense.................................................        --                  2
  Income tax expense and other taxes on income.............................................          8                36
                                                                                                  ----              ----
    Earnings as defined....................................................................       $194              $242
                                                                                                  ====              ====
Interest expense...........................................................................       $172              $141
Amortization of capitalized debt expense...................................................        --                  2
                                                                                                  ----              ----
  Fixed charges as defined.................................................................       $172              $143
                                                                                                  ====              ====
Ratio of earnings to fixed charges.........................................................       1.13x             1.69x
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                                                                                                  ====              ====